Exhibit 99.1

Lincoln Centre Tower I 5400 Lyndon B. Johnson Freeway, Suite 1300 Dallas, Texas 75240 Telephone 972.233.8242 Fax 972.233.7362

CAPITAL SOUTHWEST ANNOUNCES RECORD AND DISTRIBUTION DATES FOR SPIN-OFF

DALLAS (September 8, 2015) – Capital Southwest Corporation (NASDAQ: CSWC) (“Capital Southwest”) announced today that its Board of Directors has approved the spin-off of its industrial products, coatings, sealants and adhesives and specialty chemicals businesses into CSW Industrials, Inc. (“CSWI”).

The Capital Southwest Board of Directors has approved the distribution of all of the outstanding shares of CSWI common stock to Capital Southwest’s shareholders on a pro rata basis.  The distribution will be made to Capital Southwest shareholders of record as of 5:00 p.m. Eastern time on September 18, 2015 (the “Record Date”). The shares will be distributed effective September 30, 2015.

In the distribution, shareholders of Capital Southwest will receive one share of CSWI common stock for every share of Capital Southwest common stock held as of the Record Date.

Following the share distribution, CSWI will be a separate publicly traded company independent from Capital Southwest, and Capital Southwest will not retain any CSWI common stock.  Capital Southwest’s common stock will continue to be listed on NASDAQ under the symbol "CSWC."  CSWI’s common stock will be listed on NASDAQ under the symbol "CSWI."

As previously announced, following the spin-off, Joseph B. Armes, Capital Southwest’s current Chairman and Chief Executive Officer, will continue to serve as Capital Southwest’s Chairman and will serve as CSWI’s Chairman and Chief Executive Officer, and Bowen S. Diehl, Capital Southwest’s Senior Vice President and Chief Investment Officer, will serve as Capital Southwest’s Chief Executive Officer.

Beginning on or shortly before September 18, 2015 through September 30, 2015, there will be two markets in Capital Southwest shares:

•	a "regular-way" market in which Capital Southwest shares will trade with the right to receive shares of CSWI common stock on the distribution date; and

•	an "ex-distribution" market in which Capital Southwest shares will trade without the right to receive shares of CSWI common stock on the distribution date.

During this time period, shares of CSWI common stock will begin trading on a "when-issued" basis.  On the first trading day following the distribution date, all shares of Capital Southwest and CSWI common stock will be traded only on a "regular-way" market.

No action is required by Capital Southwest shareholders in order to receive shares of CSWI common stock in the distribution. An information statement containing details of the share distribution and information about CSWI will be mailed to Capital Southwest shareholders prior to the distribution date.

The share distribution is conditioned on CSWI's registration statement being declared effective by the SEC, NASDAQ’s authorization to list CSWI’s shares on NASDAQ and other conditions described in the registration statement.

The share distribution is also conditioned on Capital Southwest’s receipt of an opinion from a nationally recognized accounting firm that the share distribution should meet the requirements necessary to be tax free to Capital Southwest and holders of Capital Southwest’s common stock under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code, except, in the case of Capital Southwest’s shareholders, with respect to any cash received in lieu of fractional shares of CSWI’s common stock.  Capital Southwest shareholders are urged to consult their own tax advisors as to the specific tax consequences of the share distribution to them, including the application and effect of state, local or non-U.S. tax laws and of changes in applicable tax laws.

About Capital Southwest Corporation

Capital Southwest is a Dallas-based publicly traded business development company (“BDC”), with approximately $775 million in assets. On December 2, 2014, Capital Southwest announced its intent to separate into two public companies through the spin-off of certain of its assets into a diversified industrial growth company, CSWI, and to refocus the BDC on lending to strong middle market companies. As a result, Capital Southwest is currently active in the market executing its new investment strategy concentrating on investments ranging from $5 million to $20 million in senior “unitranche” debt, second lien and subordinated debt, as well as equity co-investments in support of the acquisition and growth of middle market companies. The control companies that will be contributed by Capital Southwest to CSWI in connection with the spin-off are actively seeking growth through add-on acquisitions. Since Capital Southwest's formation in 1961, it has always sought to invest in companies with strong management teams and sound financial performance. As a public company, Capital Southwest is fortunate to have the flexibility to be creative in its financing structures and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements

This press release contains forward-looking statements that are based on management's current expectations, assumptions and beliefs about the share distribution. Forward-looking statements can often be identified by words such as “plans,” "expects," "will,” similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding the anticipated timing of the share distribution and the listing and trading of CSWI common stock. They are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement.

The share distribution is contingent upon the satisfaction of a number of conditions, including the effectiveness of the Form 10 that has been filed with the SEC. Additional risks and uncertainties related to the proposed share distribution include the ability of Capital Southwest and CSWI to obtain all necessary consents and approvals and satisfy all other conditions to the share distribution. Readers should not place undue reliance on any forward-looking statements and are encouraged to review CSWI’s registration statement on Form 10, including its preliminary information statement, filed with the SEC, for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.